Exhibit 99.1

For Immediate Release

World Energy Announces New Financing of up to US$2.5 Million

Worcester, MA – November 5, 2009 – World Energy Solutions, Inc. (NASDAQ: XWES; TSX: XWE), an operator of online exchanges for energy and green commodities, today announced it has entered into an agreement with Bond Capital, Ltd. (Bond), a strategic partner of the Company, for the purchase of up to US$2.5 million of Company common stock.

Pursuant to the agreement, the purchasing entity, an affiliate of Bond, will acquire US$1.0 million of World Energy’s common stock at US$2.97 per share. World Energy has agreed to offer the additional US$1.5 million in Company shares on the same terms to Bond or its designee – with price to be determined at the time of investment – through December 31, 2009.

Proceeds from the transaction will be used for general corporate purposes, including supporting the Company’s growth initiatives.

About World Energy Solutions, Inc.
World Energy (NASDAQ: XWES; TSX: XWE) operates online exchanges for energy and green commodities. For buyers and sellers of electricity, natural gas, capacity, and green-energy assets who are impacted by today’s volatile markets, World Energy’s proven approach has transformed the normally complex procurement process into a powerful, streamlined vehicle for cost savings. In addition to enabling customers to seek competitive pricing on traditional energy commodities, World Energy is taking a leadership position in the emerging environmental-commodities markets. Its award-winning World Green Exchange® supports the ground-breaking Regional Greenhouse Gas Initiative’s (RGGI) cap and trade program for CO2 emissions. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: our revenue is dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; we depend on a small number of key energy consumers, suppliers and channel partners; there are factors outside our control that affect transaction volume in the electricity market; our plans to draw against our credit facility and beliefs with respect to cash flow; and there are other factors identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Investor Relations Jim Parslow World Energy Solutions, Inc. (508) 459-8100 jparslow@worldenergy.com	Media Relations Dan Mees World Energy Solutions, Inc. (508) 459-8156 dmees@worldenergy.com or Craig Armitage The Equicom Group (416) 815-0700 x278 carmitage@equicomgroup.com